Exhibit 99.1

ADMINISTAFF ANNOUNCES FIRST QUARTER RESULTS
•	EPS of $0.33 on revenues of $462 million
•	Working capital up $7 million to $105 million

HOUSTON – May 4, 2009 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported first quarter 2009 net income of $8.2 million, or $0.33 earnings per diluted share on revenues of $462.0 million.  In the 2008 first quarter, net income was $13.2 million and earnings per diluted share was $0.51.

“We are pleased with our first quarter results, which demonstrate our ability to manage effectively and continue to make substantial profits through a difficult economic period,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “Although current marketplace realities have had a negative effect on the small business community, the value of our services in helping small businesses succeed has never been more apparent.  Demand for our strategic HR services remains strong and sales efforts are improving, which we believe will produce considerable upside as economic conditions improve.”

Revenues for the first quarter of 2009 increased 1.3% over the 2008 period to $462.0 million, due to a 2.9% increase in revenues per worksite employee per month, partially offset by a 1.6% decrease in the average number of worksite employees paid per month.

Gross profit for the first quarter 2009 decreased 3.5% to $83.6 million compared to the first quarter of 2008.  As expected, the average gross profit per worksite employee per month decreased 2.0% to $249 in the 2009 period from $254 in the 2008 period.

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Administaff, Inc.

Operating expenses for the quarter increased 3.0% to $70.7 million; however, were approximately $2 million lower than our first quarter budget due to effective cost control efforts.

As a result, operating income for the first quarter of 2009 was higher than expected at $12.9 million and was 28.3% lower than the same period last year.

EBITDA for the first quarter was $17.7 million.  Cash outlays included capital expenditures of $2.5 million and dividends of $3.3 million.

“Although we experienced a decline in worksite employees during the quarter, we successfully managed the bottom line through direct cost management and operating expense control,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “This operating expense control demonstrates the flexibility in our business model and the timely and effective execution by our corporate employees.”

Administaff will be hosting a conference call today at 10 a.m. EST to discuss these results, give guidance for the second quarter and full year 2009 and answer questions from investment analysts.  To listen in, call 888-419-5570 and use passcode 15586961.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.”  The conference call script and company guidance will be available at the same Web site later today.  A replay of the conference call will be available at 888-286-8010, passcode 51988188, for two weeks after the call.  The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company operates 51 sales offices in 24 major markets.  For additional information, visit Administaff’s Web site at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our current expectations, estimates and projections.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (v) the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; and (ix) an adverse final judgment or settlement of claims against Administaff.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$196,583	$252,190
Restricted cash	35,103	36,466
Marketable securities	—	225
Accounts receivable	171,930	125,093
Prepaid expenses and other current assets	29,386	35,646
Total current assets	433,002	449,620

Property and equipment, net	87,736	89,339
Deposits	72,345	68,020
Other assets	9,879	9,861
Total assets	$602,962	$616,840

Liabilities and Stockholders’ Equity
Accounts payable	$1,213	$3,007
Payroll taxes and other payroll deductions payable	106,938	123,666
Accrued worksite employee payroll expense	150,240	129,954
Accrued health insurance costs	7,405	14,715
Accrued workers’ compensation costs	36,676	38,028
Other accrued liabilities	22,308	35,187
Capital lease obligations	373	537
Income tax payable	1,435	4,157
Deferred income taxes	1,494	1,956
Total current liabilities	328,082	351,207

Accrued workers’ compensation costs	49,042	46,589
Deferred income taxes	11,341	10,565
Total noncurrent liabilities	60,383	57,154

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,984	139,415
Treasury stock, cost	(146,361)	(147,952)
Retained earnings	221,565	216,707
Total stockholders’ equity	214,497	208,479
Total liabilities and stockholders’ equity	$602,962	$616,840

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2009	2008	Change

Operating results:
Revenues (gross billings of $2.558 billion and $2.554 billion less worksite employee payroll cost of $2.096 billion and $2.098 billion, respectively)	$461,979	$456,066	1.3%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	378,418	369,459	2.4%
Gross profit	83,561	86,607	(3.5)%
Operating expenses:
Salaries, wages and payroll taxes	38,652	36,979	4.5%
Stock-based compensation	2,786	2,385	16.8%
General and administrative expenses	17,772	18,739	(5.2)%
Commissions	3,273	3,094	5.8%
Advertising	3,986	3,778	5.5%
Depreciation and amortization	4,195	3,646	15.1%
Total operating expenses	70,664	68,621	3.0%
Operating income	12,897	17,986	(28.3)%
Interest income	579	2,474	(76.6)%
Income before income tax expense	13,476	20,460	(34.1)%
Income tax expense	5,310	7,304	(27.3)%
Net income	$8,166	$13,156	(37.9)%
Diluted net income per share of common stock	$0.33	$0.51	(35.3)%
Diluted weighted average common shares outstanding	24,844	25,756

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2009	2008	Change

Statistical data:
Average number of worksite employees paid per month	111,742	113,541	(1.6)%
Revenues per worksite employee per month(1)	$1,378	$1,339	2.9%
Gross profit per worksite employee per month	249	254	(2.0)%
Operating expenses per worksite employee per month	211	201	5.0%
Operating income per worksite employee per month	38	53	(28.3)%
Net income per worksite employee per month	24	39	(38.5)%

(1)	Gross billings of $7,630 and $7,497 per worksite employee per month, less payroll cost of $6,s252 and $6,158 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2009	2008	Change

Payroll cost (GAAP)	$2,095,754	$2,097,588	(0.1)%
Less: Bonus payroll cost	(215,872)	(234,524)	(8.0)%
Non-bonus payroll cost	$1,879,882	$1,863,064	0.9%

Payroll cost per worksite employee (GAAP)	$6,252	$6,158	1.5%
Less: Bonus payroll cost per worksite employee	(644)	(689)	(6.5)%
Non-bonus payroll cost per worksite employee	$5,608	$5,469	2.5%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended March 31,
	2009	2008	Change

Net income (GAAP)	$8,166	$13,156	(37.9)%
Interest expense	9	21	(57.1)%
Income tax expense	5,310	7,304	(27.3)%
Depreciation and amortization	4,195	3,646	15.1%
EBITDA	$17,680	$24,127	(26.7)%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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